Exhibit 99.1

Banco Popular Completes the Sale of $540 million (Book Value) of Non-Performing Loans and Other Real Estate Owned

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--March 25, 2013--Popular, Inc. (Nasdaq:BPOP) (“Popular”) announced today that Banco Popular de Puerto Rico (“Banco Popular”), its principal banking subsidiary, completed the previously announced sale of a portfolio of non-performing commercial and construction loans, and commercial and single-family real estate owned, with a combined unpaid principal balance on loans and appraised value of other real estate owned of approximately $995 million and book value of approximately $540 million to an entity majority owned by a joint venture between Caribbean Property Group LLC and certain affiliates of Perella Weinberg Partners’ Asset Based Value Strategy. As part of the transaction, Banco Popular will acquire a 24.9% equity interest in the purchasing entity.

The purchase price for the assets was approximately $338 million, or 34% of the sum of the unpaid principal balance of the loans and the appraised value of the other real estate owned as of the agreed cut-off date, adjusted for certain collections and advances.

As previously announced, the transaction will significantly reduce Popular’s non-performing assets and credit-related expenses. The transaction is expected to result in an after-tax loss of approximately $179 million, which will be recognized in the first quarter of 2013.

CONTACT:
Popular, Inc.
Investor Relations:
Carlos J. Vazquez, 787-756-3982
Chief Financial Officer, Executive Vice President
or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596/mobile
Senior Vice President, Corporate Communications